Exhibit 99.1

For Immediate Release

Insys Therapeutics Announces FDA Approval of Syndros™

PHOENIX, July 05, 2016 (GLOBE NEWSWIRE) -- Insys Therapeutics, Inc. (“Insys” or “the Company”) (NASDAQ:INSY) today announced that the U.S. Food and Drug Administration (FDA) has approved Insys’ dronabinol oral solution, SyndrosTM, an orally administered liquid formulation of the pharmaceutical cannabinoid dronabinol, a pharmaceutical version of tetrahydrocannabinol ("THC").  Syndros is approved for use in treating anorexia associated with weight loss in patients with AIDS, and nausea and vomiting associated with cancer chemotherapy in patients who have failed to respond adequately to conventional antiemetic treatments.  Syndros is currently awaiting scheduling by the U.S. Drug Enforcement Administration.

"We are very pleased to announce FDA approval of Syndros. We believe that Syndros will be an important new treatment option for patients suffering from the devastating effects of chemotherapy induced nausea and vomiting, as well as those fighting anorexia associated with weight loss in AIDS,” said the Company’s Chairman, CEO and President, Dr. John N. Kapoor.

“Syndros is the first and only FDA approved dronabinol solution for oral use.  It is a liquid that is easy-to-swallow and allows for the dosage to be titrated to clinical effect.  Once Syndros has been opened, it does not need to be refrigerated for 28 days.  We believe that these product features coupled with patient support services will prove to be important differentiators for patients and prescribers and will be key drivers of a successful market launch and sustained growth. We expect that Syndros’ attractive profile will enable rapid market conversion and expansion, making for a significant long-term commercial opportunity for Insys,” added Dr. Kapoor.

Approximately 9,500 prescribers account for 70% of current dronabinol prescriptions.  Insys expects to convert a large portion of the market to Syndros as well as expand the market through direct detailing to physicians, highlighting the improved product profile of Syndros.  The Company anticipates launching Syndros in the second half of 2016.

Indications

AIDS

SyndrosTM is approved for anorexia associated with weight loss in patients with AIDS.

Oncology

SyndrosTM is approved for nausea and vomiting associated with cancer chemotherapy in patients who have failed to respond adequately to conventional antiemetic treatments.

Important Safety Information

Syndros may cause psychiatric and cognitive effects and impair mental and/or physical abilities.  Patients with cardiac disorders may experience hypotension, hypertension, syncope, or tachycardia.  Discontinue products containing disulfiram or metronidazole at least 14 days before and do not administer 7 days after treatment with Syndros (see Full Prescribing Information).

Weigh the potential risk versus benefits before prescribing SyndrosTM to patients with a history of seizures, including those requiring anti-epileptic medication or with other factors that lower the seizure threshold.  Assess risk for abuse or misuse inpatients with a history of substance abuse or dependence, prior to prescribing SyndrosTM and monitor for the development of associated behaviors or conditions.  Consider dose reduction or discontinuation, if worsening of symptoms of paradoxical nausea, vomiting, or abdominal pain worsen while on treatment.

To learn more about SyndrosTM, and its Important Safety Information, please contact INSYS Therapeutics, Inc. at 1-855-978-2797.

About Insys Therapeutics, Inc.

Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys addresses the clinical shortcomings of existing commercial products. Insys currently markets one product, Subsys® (fentanyl sublingual spray) but has received approval for the marketing of SyndrosTM (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule. Insys is developing a pipeline of sublingual sprays, as well as pharmaceutical cannabidiol. Insys is committed to developing medications for potentially treating addiction to opioids, opioid overdose, epilepsy and other disease areas with high unmet need.

Subsys® and SyndrosTM are trademarks of Insys Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding: (i) our belief that Syndros will be an important new treatment option for certain patients, (ii) our belief that certain benefits of Syndros will be important differentiators for patients and prescribers, (iii) our belief that these benefits will be key drivers of a successful market launch and sustained growth and our expectations that that Syndros’ attractive and differentiated profile will enable rapid market conversion as well as increase Syndros usage; and (iv) our anticipated timing of the commercial launch of Syndros.  These forward-looking statements are based on management's expectations and assumptions as of the date of this press release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

Investor Contact:

Lisa M. Wilson

President

In-Site Communications, Inc.

212-452-2793